Exhibit 99.1

November 2, 2009 For immediate release

Ohio-based Park National Bank and Park National Corporation not affiliated with Chicago-based Park National Bank

Failed Illinois Bank not a part of successful community bank holding company in Ohio

NEWARK, Ohio – Park National Corporation (Park) (NYSE Amex: PRK) clarified today that it has no relationship with a failed bank of the same name in Illinois. Park subsidiary The Park National Bank is based in Newark, Ohio and operates 132 offices throughout several counties in Ohio (plus one office in Northern Kentucky). It is in no way affiliated with a Chicago-based bank of the same name that was recently closed in a deal with the FDIC and U.S. Bank, NA, of Minneapolis, Minnesota, a wholly-owned subsidiary of U.S. Bancorp. The closed bank was part of a group of nine failed banks owned by FBOP Corporation, Oak Park, Illinois.

Park announced the clarification today to prevent confusion among its clientele and shareholders. At least one internet search engine has mistakenly connected the failed company’s news to Park’s financial information Web pages.

Park and The Park National Bank consistently report strong financial performance, including record earnings for The Park National Bank in first nine months of 2009. Park exceeds the industry requirements to qualify as well capitalized. Park’s financial performance currently ranks above the 80th percentile for its peer group (banking companies with $3 to $10 billion in assets). Additionally, Park continues to pay steady dividends to shareholders. The Park National Bank, headquartered in Newark, Ohio, is 101 years old and the top community bank based in Central Ohio. Also, its banking divisions are very strong and several are leading financial institutions in their respective markets.

Total assets for Park were $7.0 billion as of September 30, 2009. Headquartered in Newark, Ohio, Park consists of 13 community bank divisions and two specialty finance companies. Park’s Ohio-based banking operations are conducted through Park subsidiary The Park National Bank and its divisions which include Fairfield National Bank, Richland Bank, Century National Bank, First-Knox National Bank, Farmers and Savings Bank, United Bank, Second National Bank, Security National Bank, Unity National Bank and The Park National Bank of Southwest Ohio & Northern Kentucky. Park’s other banking subsidiary is Vision Bank (headquartered in Panama City, Florida), and its Vision Bank Division (of Gulf Shores, Alabama). Park also includes Scope Leasing, Inc. (d.b.a. Scope Aircraft Finance) and Guardian Finance Company.

For more information about Park and its strength, as well as about the closing of the other institution, visit www.fdic.gov.

###

Media Contacts: Bethany Lewis, Communications Specialist, 740.349.0421 or blewis@parknationalbank.com
John Kozak, CFO, 740.349.3792 or jkozak@parknationalbank.com